EXHIBIT 10.1
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”), by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and William Neal Holland (the “Executive”), dated as of May 7, 2025.
WHEREAS, the Company and the Executive are party to that certain Change in Control Agreement, dated as of July 15, 2024 (the “Change in Control Agreement”); and
WHEREAS, the Executive and the Company desire to amend the Change in Control Agreement to as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1.Section 5(a)(i)(C) of the Change in Control Agreement is hereby amended in its entirety to read as follows:
“(C)    the amount equal to the product of (1) three and (2) the sum of (x) Executive’s Annual Base Salary and (y) the Target Annual Bonus;”
2.Section 5(a)(i)(D) of the Change in Control Agreement is hereby amended in its entirety to read as follows:
“(D)    the amount equal to the product of (1) the sum of (x) the annual COBRA premiums for coverage under the Company’s health care plans and (y) the annual premium for coverage (based on the rate paid by the Company for active employees) under the Company’s life insurance plans (including any executive life policy applicable to Executive), in each case, based on the plans and policies in which Executive participates as of the Date of Termination (or, if more favorable to Executive, the plans and policies as in effect immediately prior to the CIC Effective Date), and (2) three; ”
3.Section 5(a)(i)(E) of the Change in Control Agreement is hereby amended in its entirety to read as follows:
“(E)    the amount equal to the sum of all Company contributions to which Executive is eligible as of immediately prior to the Effective Date (or, if more favorable, the Date of Termination) under the Company’s qualified defined contribution plans and any excess or supplemental defined contribution plans (and any successor plans thereto) in which Executive participates as of the Effective Date (or, if more favorable, the Date of Termination) (together, the “DC SERPs”) that Executive would be eligible to receive if Executive’s employment continued for three years after the Date of Termination, assuming for this purpose that (I) Executive’s benefits under such plans are fully vested, (II) Executive’s eligible compensation for purposes of such plans in each of the three years that is required by Section 3(b)(i) and Section 3(b)(ii) and that such amounts are paid in equal monthly installments over such three-year period, (III) to the extent that the Company contributions are determined based on the contributions or deferrals of Executive, that Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Effective Date (or, if more favorable, the Date of Termination), and (IV) to the extent that the Company contributions are discretionary, assuming such contributions are made at the rate of any discretionary contributions made by the Company during the plan year immediately preceding the Effective Date;”.
4.In all other respects, the parties hereby ratify and affirm the terms of the Change in Control Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first above written.

WEBSTER FINANCIAL CORPORATION

/s/ John R. Ciulla
John R. Ciulla
Chairman & Chief Executive Officer

EXECUTIVE

/s/ Neal Holland
William Neal Holland

[Signature Page to Amendment to Change in Control Agreement]